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Exhibit (d)(10)

TENDER AGREEMENT

        TENDER AGREEMENT, dated as of June 3, 2007 (this "Agreement"), by and between Wengen Alberta, Limited Partnership, a limited partnership organized under the laws of Alberta ("Parent") and,             (the "Stockholder").

W I T N E S S E T H:

        WHEREAS, concurrently with the execution of this Agreement, Parent, L Curve Sub Inc., a Maryland corporation and a subsidiary of Parent ("Merger Sub"), and Laureate Education, Inc., a Maryland corporation (the "Company"), are entering into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the "Merger Agreement") pursuant to which, among other things, L Curve Sub Inc. (and potentially other Persons) will commence a tender offer for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") pursuant to the terms of the Merger Agreement (such tender offer, as it may be modified from time to time in accordance with the Merger Agreement, the "Offer").

        WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agrees, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

        NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

        1.1.    Defined Terms.    The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

        "Beneficial Ownership" by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms "Beneficially Own" and "Beneficially Owned" shall have a correlative meaning.

        "Covered Shares" means the Stockholder's Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that the Stockholder acquires Beneficial Ownership of on or after the date hereof.

        "Encumbrance" means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

        "Existing Shares" means the shares of Common Stock Beneficially Owned and owned of record by the Stockholder.

        "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any Group comprised of two or more of the foregoing.

        "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

TENDERING AND VOTING

        2.1.    Agreement to Tender.    Provided that the Offer is made at a price of not less than $62.00 per share (subject to any adjustment as contemplated by the Merger Agreement by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like), the Stockholder hereby agrees to validly tender promptly, and in any event no later than the fifth business day following the commencement of the Offer (or, with respect to Covered Shares acquired after the date hereof (whether upon the exercise of options or other rights, the conversion or exercise of convertible securities, or otherwise), within one business day of such acquisition), or if the Stockholder has not received the offering materials by such time, within two business days following receipt of such materials, all of the Stockholder's Covered Shares pursuant to the Offer and not to withdraw any of the Stockholder's Covered Shares. The Stockholder shall receive the same offer price received by the other stockholders of the Company in the Offer with respect to the Stockholder's Covered Shares tendered by the Stockholder. Merger Sub's obligation to accept for payment and pay for the Stockholder's Covered Shares tendered in the Offer pursuant to this Agreement is subject to all the terms and conditions of the Offer set forth in the Merger Agreement.

        2.2.    Agreement to Vote.    Stockholder hereby agrees that during the term of this Agreement, at the Company Stockholder Meeting or any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Stockholder's Covered Shares are entitled to vote thereon or consent thereto:

          (a)   appear at each such meeting or otherwise cause the Stockholder's Covered Shares to be cast in accordance with the applicable procedures relating thereto so as to ensure that they are duly counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Stockholder's Covered Shares (i) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (ii) against any Company Acquisition Proposal or (except as otherwise approved in writing by Parent) any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Stockholder of its obligations under this Agreement, including, without limitation: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Offer and the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (D) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's articles of incorporation or bylaws, except if approved by Parent; or (E) any other material change in the Company's corporate structure or business.

        2.3.    No Inconsistent Agreements.    The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any other tender, voting agreement or voting trust with respect to the Stockholder's Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Stockholder's Covered Shares. Notwithstanding anything to the contrary in this Section 2.3, the Stockholder shall not be prohibited from entering into agreements relating to Superior Proposals, on or after the date on which the Company provides the notice required by Section 9.1(c)(ii)(A) of the Merger Agreement, provided that such agreements become effective only upon a termination of the Merger Agreement in accordance with its terms.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

        3.1.    Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to Parent as follows:

          (a)   Organization; Authorization; Validity of Agreement; Necessary Action.    The Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b)   Ownership.    The Stockholder's Existing Shares are, and all of the Stockholder's Covered Shares owned from the date hereof through and on the Acceptance Date will be, Beneficially Owned and owned of record by the Stockholder. The Stockholder has good and marketable title to the Stockholder's Existing Shares, free and clear of any Encumbrances. As of the date hereof, the Stockholder's Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by the Stockholder. The Stockholder has and will have at all times through the

  Acceptance Date sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder's Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Acceptance Date.

          (c)   Non-Contravention.    The execution, delivery and performance by the Stockholder of this Agreement do not and will not (i) require any consent or other action by any Person under, or (ii) constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the Stockholder, except for such violations, consents, actions, defaults, rights or obligations which would not adversely affect the Stockholder's ability to perform its obligations hereunder.

ARTICLE IV

OTHER COVENANTS

        4.1.    Prohibition on Transfers, Other Actions.    The Stockholder hereby agrees not to (i) Transfer any of the Stockholder's Covered Shares or any interest therein, except to tender such Covered Shares in the Offer in accordance with Section 2.1, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder's representations, warranties, covenants and obligations under this Agreement, or (iii) take any action that could restrict or otherwise affect the Stockholder's legal power, authority and right to comply with and perform the Stockholder's covenants and obligations under this Agreement. Notwithstanding anything to the contrary in this Section 4.1, the Stockholder shall not be prohibited from entering into agreements relating to Superior Proposals, on or after the date on which the Company provides the notice required by Section 9.1(c)(ii)(A) of the Merger Agreement, provided that such agreements become effective only upon a termination of the Merger Agreement in accordance with its terms.

        4.2.    Stock Dividends, etc.    In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms "Existing Shares" and "Covered Shares" shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        4.3.    Stockholder Information.    The Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Offer Documents and if approval of the stockholders of the Company is required under applicable Law, the Company Proxy/Information Statement, the Stockholder's identity and ownership of Common Stock and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

        4.4.    Further Assurances.    From time to time, at Parent's request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

        5.1.    Termination.    Unless earlier terminated by mutual agreement of the parties, all of the obligations of the parties under this Agreement shall terminate upon the first to occur of (i) any termination of the Merger Agreement in accordance with its terms or (ii) the acceptance for payment of all of the Stockholder's Covered Shares by Parent or Merger Sub in the Offer. Nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

        5.2.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)   if to Parent to:

      Wengen Alberta, Limited Partnership
      9 West 57th Street, Suite 4200
      New York, New York 10019
      Attention: Brian Carroll
      Fax: (212) 750-0003

           with a copy to:

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, New York 10017
      Fax: (212) 455-2502
      Attention: David J. Sorkin

          (b)   if to the Stockholder, then at the address set forth below its name on the signature page hereto.

        5.3.    Interpretation.    The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        5.4.    Counterparts.    This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        5.5.    Entire Agreement.    This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        5.6.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflicts of law. Each party irrevocably submits to the jurisdiction of (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto either in any Federal court of the United States sitting in the State of Maryland or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Maryland State court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 5.6 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 5.6 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 5.6. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b)   Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby.

        5.7.    Amendment; Waiver.    This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the Stockholder.

        5.8.    Remedies.    (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

        (b)   All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        5.9.    Severability.    Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

        5.10.    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of Parent and the Stockholder, except that, without such prior written consent, Parent and/or Merger Sub may assign this Agreement (in whole or in part) to any Person to which it assigns any of its rights or obligations under the Merger Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

WENGEN ALBERTA, LIMITED PARTNERSHIP
BY: WENGEN INVESTMENTS LIMITED, as General Partner
By:
Name: Jonathan Smidt Title: Director
[STOCKHOLDER]

Address:

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TENDER AGREEMENT
W I T N E S S E T H
ARTICLE I
GENERAL
ARTICLE II
TENDERING AND VOTING
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
ARTICLE IV
OTHER COVENANTS
ARTICLE V
MISCELLANEOUS